Exhibit 1

Material Fact

JBS S.A. Announces its Intention to Pursue a Corporate Reorganization to Strengthen its

Position as a Leading Brazilian Company in the Global Food Industry

JBS S.A. (“JBS S.A.” or the “Company” – BM&FBOVESPA: JBSS3, OTCQX: JBSAY) communicates to its shareholders and to the market in general that the Company intends to pursue a corporate reorganization (the “Reorganization”) in order to strengthen its leading position in the global food industry and increase the company’s competitiveness, creating value for its shareholders.

The proposed Reorganization is expected to be generally implemented as follows:

1)	The formation of JBS Foods International, to be listed on the New York Stock Exchange (“NYSE”) and on BM&FBovespa, through a Brazilian Depositary Receipts program (“BDR”).

2)

JBS S.A. intends to transfer its businesses outside of Brazil and Seara Alimentos Ltda. (“Seara”) to JBS Foods International. Upon the completion of the Reorganization, JBS S.A. will be renamed JBS Brasil and will remain a publicly listed company on the BM&FBovespa. JBS Brasil will continue to hold JBS’s Brazilian beef, biodiesel, collagen and carrier businesses, as well as other activities and its global leather business. The Seara operation and JBS Brasil, with their 125,000 team members based in Brazil, will remain under the leadership of existing management and will continue their growth strategies in the Brazilian market.

3)

Subject to shareholder approval at a general meeting, JBS S.A. will implement a capital reduction, pursuant to which JBS S.A. will deliver to its shareholders, on a pro rata basis, all of the shares of JBS Foods International allotted to it as consideration for the asset transfer described in item 2.

4)

The Company intends to register JBS Foods International for trading on the NYSE coupled with a Level II BDR program, through which the shareholders of JBS Foods International may exchange their shares in JBS Foods International for BDRs traded on BM&FBovespa.

5)

Following the capital reduction the Company’s controlling shareholders may at their discretion contribute in whole or in part the JBS S.A. shares held by them in consideration for newly issued shares of JBS Foods International. As a result of this private capital contribution, if the Company’s controlling shareholders contribute their JBS S.A. shares in an aggregate amount equivalent to at least 50% of the outstanding JBS S.A. shares, JBS S.A. will become a non-wholly owned subsidiary of JBS Foods International.

In addition, subject to the terms set forth below, the non-controlling shareholders of JBS S.A. may be offered the opportunity to contribute their shares of JBS S.A.in consideration for newly issued shares of JBS Foods International on a pro rata basis, limited to a fixed number of shares that would allow JBS S.A. to maintain a free float of at least 25%, as required by the Novo Mercado rules.

Brazilian Takeover Panel (Comitê de Aquisições e Fusões – CAF)

In order to assure that the Reorganization complies with the highest governance standards, the Company has submitted the proposed Reorganization to the prior consultation of the Brazilian Takeover Panel - CAF.

The CAF confirmed in its decision that the proposed Reorganization complies with its Fundamental Principles and with the requirements imposed by CAF Regulation which gives equal treatment to the shareholders of the Company and ensures that the final decision to approve the proposed Reorganization remains with the Company’s shareholders. The CAF also determined that the implementation of the Reorganization does not result in a change of control of the Company.

The CAF recommended extending to the non-controlling shareholders of the Company the right to participate in the private capital contribution of JBS Foods International, on a pro rata basis in case of over demand, limited to a fixed number of shares that would allow the Company to maintain a free float of at least 25%, as required by the Novo Mercado rules. It was agreed that in case the Company is not able to take the necessary measures to simultaneously extend to non-controlling shareholders the right to participate in the private capital contribution, JBS Foods International will effect an offer to non-controlling shareholders, on a timely basis, to deliver the shares.

Executive Leadership and Shareholder Structure

Upon the completion of the proposed reorganization, the JBS Group will continue to be controlled by its existing Brazilian shareholders with its major shareholder J&F Investimentos maintaining its central office and strategic decisions in Sao Paulo. The existing management team will be maintained in its present form with Wesley Batista as the CEO of the Global Business, Enéas Pestana as the CEO of JBS South America, André Nogueira as the CEO of JBS USA, Gilberto Tomazoni as the Global President of Operations, Tarek Farahat as the Global President of Marketing and Innovation and Vincent Trius as the Global President of New Projects.

Conditions to the Implementation of the Proposed Reorganization

The implementation of the proposed Reorganization, as well as all the corporate transactions ancillary to the proposed Reorganization, are subject to the fulfillment of certain conditions, including:

i.	obtaining regulatory authorizations in certain jurisdictions;

ii.	board approval to implement the Reorganization;

iii.	authorization by the NYSE to list the shares of JBS Foods International;

iv.	shareholder and final board approval of the Company’s capital reduction;

v.	approval by the competent management and regulatory bodies of the terms and conditions of the BDR program of JBS Foods International;

vi.	obtaining requisite consents from the noteholders and lenders under certain notes and credit agreements of the Company and its subsidiaries; and

vii.	other customary legal conditions.

Objectives of the Proposed Reorganization

The Company believes that the principal advantages of the proposed Reorganization to shareholders will be to:

i.	better reflect the global presence and the diverse international operations of the Company by establishing JBS Foods International;

ii.

improve access to the international equity and debt capital markets which will enhance the Company’s ability to raise financing to support its operations while lowering the cost of capital. This will enhance the Company’s ability to participate in the increasing consolidation of the global food industry and to better compete with other global food companies for international development opportunities;

iii.	raise the Company’s profile among the global institutional investor community;

iv.	create a BDR program and keep JBS S.A. as a listed Company which will allow Brazilian shareholders to participate in the global growth and expected valuation improvement; and

v.	maximize the value of JBS S.A. and JBS Foods International, benefiting all shareholders and stakeholders.

“The proposed Reorganization is a natural step in the continuing development of JBS as a leading Brazilian company in the global food industry,” said Wesley Batista, Chief Executive Officer of the Global Business. “We have carefully considered various strategic alternatives to enhance the value of our company and we believe that the proposed Reorganization offers the greatest potential to deliver long-term value to our stakeholders.”

Financial and Legal Advisors

Morgan Stanley & Co. LLC and Banco Santander (Brasil) S.A. are acting as financial advisors to the Company on the Reorganization. White & Case LLP and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados are acting as legal advisors to the Company.

São Paulo, May 11, 2016.

Jeremiah O’Callaghan

Investor Relations Officer

Forward-Looking Statements

This document contains certain statements, including estimates, projections, statements relating to business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. The forward-looking statements contained in this document may include statements about the expected effects on JBS S.A. and JBS Foods International in connection with the proposed Reorganization, the anticipated timing and benefits of the Proposed Reorganization, and JBS S.A. and JBS Foods International’s anticipated financial results, and also include all other statements in this document that are not purely historical information. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “should,” “strategy,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. These statements are based on the current expectations of the management of JBS S.A. and are subject to uncertainty and to changes in circumstances. In addition, these statements are based on a number of assumptions that are subject to change. Many factors could cause actual results to differ materially from these forward-looking statements with respect to the proposed Reorganization, including risks relating to the completion of the proposed Reorganization on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, JBS S.A’s ability to effectively and efficiently transfer portions of its business to JBS Foods International, and the risk that disruptions from the Proposed Reorganization will harm JBS S.A.’s business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on JBS S.A.’s and JBS Foods International’s consolidated financial condition, results of operations or liquidity. Forward-looking statements included herein are made as of the date hereof, and neither JBS S.A. nor JBS Foods International undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

Important Notices and Additional Information

In connection with the proposed Reorganization, JBS Foods International intends to file a registration statement on Form F-4 containing a prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED REORGANIZATION. Investors and security holders may obtain a free copy of the prospectus and other documents filed by JBS Foods International (in each case when available) with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of these documents and other filings with the SEC may also be obtained from the respective companies by directing a written request to JBS S.A. at Av. Marginal Direita do Tietê, 500 - Vila Jaguara, São Paulo - SP, 05118-100, Brazil, Attention: Jeremiah O’Callaghan, or through the e-mail ir@jbs.com.br.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.